Exhibit 10.2
Samsara Inc.
January 29, 2024
Kiren Sekar
Re: Offer of Chief Product Officer Position
Dear Kiren,
Samsara Inc. (the “Company”) is pleased to offer you the position of Executive Vice President, Chief Product Officer, effective as of January 31, 2024. You will continue to report to Sanjit Biswas, Chief Executive Officer.
In connection with your new position, the Company is recommending the below compensation changes, effective as of February 4, 2024, subject to the approval of the Company’s Board of Directors or its authorized committee (the “Board”):
•Annual Base Salary: $467,333
•Annual Target Bonus (% of Base Salary): 50%
In addition, subject to the approval of the Board, you will be eligible to receive an award of restricted stock units (the “RSUs”) with an aggregate value of $17,000,000 (the “Award Value”) under the Company’s 2021 Equity Incentive Plan (the “Plan”). If approved, the number of RSUs awarded to you will be calculated by dividing the Award Value by a per share value of the Company’s common stock as determined by the Company in accordance with its equity granting practices. The RSUs will be subject to the terms and conditions of the Plan and a written Restricted Stock Unit Agreement between you and the Company, in a form approved by the Board (the “RSU Agreement”). In general, the RSUs will be subject to a service-based, four-year vesting schedule, with the RSUs vesting in equal quarterly installments over four years of your continuous service, as further described in the RSU Agreement.
With the exception of the above referenced changes, all other applicable terms and conditions of your employment with the Company remain in effect.
[Signature page follows]

Sincerely,

SAMSARA INC.

By:	/s/ Sanjit Biswas
Sanjit Biswas
Chief Executive Officer

By:	/s/ Kiren Sekar
Kiren Sekar
Date:	January 29, 2024